EXHIBIT 2.1

                 LETTER OF INTENT FOR A JOINT VENTURE AGREEMENT
             BETWEEN TELIPHONE INC. AND INTELCO COMMUNICATION, INC.


Dated July 14, 2006


By and between:


TELIPHONE INC. "TELIPHONE" a Canadian Corporation having offices located at 1080 Beaver Hall, Suite 1555, Montreal, Quebec, Canada H2Z 1S8, hereby represented by George Metrakos, its President & CEO, duly authorized as he so declares,


And


INTELCO COMMUNICATIONS, "INTELCO", a Canadian corporation having offices located at 4150 Ste-Catherine St West, suite 200, Montreal, Quebec, Canada, H3Z 2Y5, hereby represented by Serge Farman, its Executive Vice-President, duly authorized as he so declares,


And


3901823 CANADA INC., "3901823", a Canadian corporation (and majority shareholder of Intelco) having offices located at 4150 Ste-Catherine St West, suite 200, Montreal, Quebec, Canada, H3Z 2Y5, hereby represented by Serge Farman, its Executive Vice-President, duly authorized as he so declares,


Collectively known as "THE PARTIES"


And


BENOIT LALIBERTE, businessman, domiciled at 220 de la coulee, Mont-St-Hilaire, Qc, Canada. (Benoit Laliberte signature required for investment as described in section 5 and personal guarantee in item 2.7).

Whereas the parties wish to set forth the guidelines in this Letter of Intent
(LOI) and subsequent Agreement in order to merge their operations and for Teliphone to provide to Intelco a white-label version of its VoIP platform.

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1.    INTENT & OBJECTIVE:

      1.1. To leverage Intelco's global distribution channel of pre-paid calling cards and telecommunications services by introducing Teliphone's VoIP services to their existing and future client base.

      1.2. To leverage Teliphone's technology and experience with its initial clients in order to provide Intelco with a proven VoIP product to sell to the global market.

      1.3. To immediately (within 3-6 months) turn Teliphone's current operations to cash flow positive by merging operations with Intelco and thereby reducing Teliphone's required cash outflows over the next 12 months.

2.    WHITE-LABEL VERSION OF TELIPHONE`S VOIP PLATFORM FOR INTELCO

Actual costs and in-kind contributions made for this white-label platform are presented in tabular form in Appendix A.

      2.1. Teliphone will provide to Intelco a white label version of its VoIP platform for use by Intelco for promotion of its line of VoIP products without commercial restriction to the global marketplace.

      2.2. Intelco will pay Teliphone 1$ per month per active subscriber as a software license fee. The minimum amount paid will be based on a ramp-up period as described in item 2.6 below and the maximum will be $12,000 per month. These amounts will remain as an advance from Teliphone for 12 months from the signing of this LOI and will be converted as described in section 6.

      2.3. Above and beyond the twelve thousandth customer, Teliphone will receive $0.15 per Intelco subscriber per month. In return, Teliphone will ensure that all of the necessary resources within Teliphone's team and technology is in place in order to meet Intelco's requirements for modifications of their white label platform.

      2.4. Intelco's customers' traffic will be passed entirely on Intelco's network (ie. Intelco assumes DID costs, call origination and call termination costs).

      2.5. Teliphone will invoice any actual variable costs that may be incurred by Teliphone in order to supply service to these customers (ie. E9-1-1 PSAP call services).

      2.6. The following period will comprise the minimum amounts being charged per subscriber per month for the software license fee as described in item 2.2 above:

   2.6.1.   Month 1:                 0$
   2.6.2.   Month 2:                 The greater of 1$/subscriber and $1,000
   2.6.3.   Month 3:                 The greater of 1$/subscriber and $2,000
   2.6.4.   Month 4:                 The greater of 1$/subscriber and $3,500
   2.6.5.   Month 5 and onwards:     The greater of 1$/subscriber and $5,000 *

* During this period, as described in 2.2 above, the maximum paid by Intelco will be $12,000. As described in 2.5, above and beyond the twelve thousandth customer, Intelco will pay only $0.15 per subscriber per month for the software license fee.

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      2.7.  New technological developments created by Benoit Laliberte (Personal commitment)

Benoit Laliberte personally commits to making available any and all new technological developments where he is directly or indirectly involved in creating to the disposal of Intelco via their Teliphone white label platform for a no-cost license, with no royalties on future sales for the use by Intelco as it sees fit to commercialize.

3.    USAGE OF INTELCO'S INFRASTRUCTURE

Actual costs and in-kind contributions made for these operational expenses are presented in tabular form in Appendix A.

      3.1.  Intelco will provide the following services to Teliphone:

            3.1.1. Rent. Teliphone will move from its current offices at 1080
                  Beaver Hall, to Intelco's offices located at 4150 Ste-Catherine street, Montreal. This is valued at $2,500 per month.

            3.1.2. Telecom network fixed costs. Intelco will provide to
                  Teliphone usage of origination and termination of call traffic across its entire network of PRI's. These are valued at the current market price of $0.007 per minute. The amounts charged will be the greater of the actual charges and $7,000 per month.

            3.1.3. Telecom network variable costs. Intelco will invoice any actual variable costs that may be incurred by Teliphone across its network (ie. Monthly DID costs, any additional origination or termination costs that are incurred that are not part of Intelco's fixed cost operations).

NOTE: Teliphone will port over all of its Montreal and Toronto DID's and subsequent origination and termination traffic to Intelco and subsequently cancel its 5 Montreal and 1 Toronto PRI's with Rogers Business Solutions. Teliphone will, however, maintain its own PRI's for cities which it deems necessary and that are not part of Intelco's network.

            3.1.4. Hosting and co-location services. Intelco will provide the following to Teliphone within its own in-house data center (valued at $2,500 per month):

                  3.1.4.1. 4 full cabinets for Teliphone's existing hardware equipment
                  3.1.4.2. The necessary bandwidth for Teliphone's operations
                        (currently 2 MB per month)
                  3.1.4.3. 60 Amps continuous at 120Volts electrical power
                        supply with back-up UPS.

      3.2. New hardware will be acquired in September 2006 in order to house both Teliphone's and Intelco's VoIP customers. This equipment is estimated to require 1/2 cabinet of space and will be located within Intelco's cabinets located at Teleglobe, along with Teliphone's telecom equipment.

      3.3. Any amounts forwarded to Teliphone by Intelco will remain as an advance from Intelco for 12 months from the signing of this LOI and will be converted as described in section 6.

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4.    ESTABLISHMENT OF A LINE OF CREDIT

      4.1. 3901823 will provide Teliphone a $75,000 a line of credit with the following disbursements:

            4.1.1. $25,000 at the signing of this LOI
            4.1.2. $25,000 at the installation of Teliphone's equipment within
                  Intelco's data center and a notarized and executed lien on the assets as described in 4.3.
            4.1.3. $25,000 when Teliphone's equipment is able to handle the activation of new Intelco's clients.

      4.2. The totality of the line of credit must be repaid by Teliphone by December 21, 2006. If any amounts are outstanding at this time, then Teliphone will be considered in default, at which time Teliphone will have 10 days to remit all outstanding amounts back to 3901823.

      4.3. In the event that Teliphone does not reimburse the full outstanding amount to 3901823 by December 31, 2006, Intelco will receive ownership of Teliphone's current assets (cash, pre-paid deposits and accounts receivable), capital assets (property, plant and equipment) and intellectual property in order for Intelco's VoIP program to continue under 3901823's ownership. A first level lien on the assets will be notarized and signed after signing of this LOI.

      4.4. Teliphone agrees to sign over the $56,000 of receivables pertaining to its 2004 and 2005 research and development tax credits which it estimates to receive by October 1, 2006 to 3901823 in order to guarantee a major part of these disbursements. Teliphone will forward any cash received from this funding directly to 3901823 upon receipt.

5.    INVESTMENT IN TELIPHONE BY BENOIT LALIBERTE.

      5.1. Benoit Laliberte agrees to provide to Teliphone an additional $30,000 for use by Teliphone in order to cover any additional cash flow requirements by Teliphone as required during the transition phase. The following disbursements will be taken on Benoit Laliberte's credit card:

            5.1.1. $15,000 in July 2006
            5.1.2. $15,000 in August 2006

6.    CONVERSION OF AMOUNTS OWING AFTER 12 MONTHS OF MERGED OPERATIONS

      6.1. Based on the values of in-kind contributions that will be made over the next 12 months, Teliphone will have an outstanding advance from Intelco when both advances are netted.

            6.1.1. The netted $ value will be converted to options exercisable into Class A voting shares of the common stock of Teliphone. The valuation that will be used is $1,000,000, which means that each $10,000 of netted investment in Teliphone will be equal to 1%. It is estimated that the net advance will be $75,000, or options on 7.5%. These shares will be in the name of Intelco.

      6.2. Subsequent to this conversion, both Teliphone and Intelco will commence to invoice each other for their respective services being offered, with payments due within 30 days upon receipt of invoice.

7.    3901823 ACQUISITION OF VOTING, CLASS A COMMON SHARES OF TELIPHONE

      7.1. OSK currently holds 104 class A common voting shares, representing all of the outstanding shares of Teliphone.

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      7.2.  Teliphone will issue from treasury an additional 35 class A voting shares to 3901823. The resulting ownership will be OSK 74.8% and 3901823, 25.2%.

      7.3. In consideration of this new minor position, Intelco will be awarded one seat on Teliphone's Board of Directors. The newly appointed board member will be provided full access to Teliphone's financial reporting information as required.

8.    ADDITIONAL CONSIDERATIONS OF THIS LOI

      8.1. Intelco will gain a `first right of refusal' in the event that an offer to purchase Teliphone is made in the future or on the issuance of any new shares.

      8.2. Teliphone will assign its Telecommunications Services Agreement Kore Wireless Canada Inc. to Intelco pending assignment and re-negotiation of terms by Kore Wireless Canada Inc.

      8.3. Teliphone will immediately enter into discussions with its long term debt holders to restructure its long term debt and advances (particularly from its Parent Company OSK Capital II Corp and affiliated company 3894517 Canada Inc. / United American Corporation).


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Agreed and signed in Montreal, Quebec, Canada,


/s/ Bassim Kano                               /s/ George Metrakos
------------------------                      ------------------------
Bassim Kano                                   George Metrakos
Executive Vice President                      President & CEO
Intelco Communication                         Teliphone Inc.


/s/ Serge Farman
------------------------
Serge Farman
Executive Vice President
3901823 Canada Inc.



/s/ Benoit Laliberte
------------------------
Benoit Laliberte
For personal guarantee as outlined in item 2.7 and section 5.


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APPENDIX A. - SUMMARY OF IN-KIND AND CASH DISBURSEMENTS

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DISBURSEMENT                    ESTIMATED $ VALUE          PAYMENT CONSIDERATION
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      (1)   These represent any incremental costs that Teliphone must incur in order to house Intelco's clients, such as E9-1-1 PSAP services or DID's on any of Teliphone's PRI's that Intelco does not have, such as Gatineau, Hull, Pont-Viau, Chomedy, Granby or St-Hyacinthe.

      (2) These represent any costs incurred by Teliphone for passing traffic on Teliphone's PRI's for Intelco, such as per minute origination and termination costs (current price of $0.007 per minute). PRI's include Granby, St-Hyacinthe, Chomedy/Pont-Viau or Gatineau/Hull.

      (3) These represent DID costs incurred by Intelco for Teliphone's customers over Intelco's Montreal, Toronto, Quebec City or any other of their US or Canadian PRI's.

      (4) These represent any costs incurred by Intelco for passing Teliphone traffic on Intelco's PRI's including Montreal, Toronto, Quebec City or any other of their US or Canadian PRI's (current price of $0.007 per minute).